NEWS RELEASE



     Jungle Street, Inc., a Utah corporation ("Jungle Street"), OTC Bulletin Board Symbol, "JUNS", announced today the closing of an Agreement and Plan of Merger (the "Agreement") pursuant to which Televar Northwest, Inc., a Washington corporation ("Televar"), became a wholly-owned subsidiary of Jungle Street.

     Pursuant to the Agreement, 11,593,325 "unregistered" and "restricted" shares of Jungle Street's common stock are to be issued to the stockholders of Televar in a merger between Televar and a wholly-owned subsidiary of Jungle Street. One of Jungle Street's principal stockholders delivered 447,120 shares of common stock of Jungle Street for cancellation immediately prior to the closing; and 1,125,000 shares are to be issued to certain consultants pursuant to a written compensation agreement and an S-8 Registration Statement filed with the Securities and Exchange Commission on August 28, 1996. With the 1,696,120 outstanding pre-Agreement shares of Jungle Street being reduced by 447,120, and the issuance of the shares to the stockholders of Televar and these consultants, there will be 13,968,325 post-Agreement outstanding shares of Jungle Street.

     Televar was organized in 1984, and is engaged in the business of providing Internet access and long distance telephone service.

     Jungle Street's current directors and executive officers have resigned, in seriatim, and the directors and executive officers of Televar have been designated and elected to serve in their stead until the next respective annual meetings of the stockholders and Board of Directors of Jungle Street.

     The new principal executive offices of Jungle Street are located at 215 Yakima Street, Wenatchee, Washington 98801, and its new telephone number is 509-664-9004.

September 3, 1996

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